EXHIBIT 5.4

May 23, 2025

To: New Found Gold Corp.
1055 West Georgia Street, Suite 2129

Vancouver, BC, Canada V6E 3P3

In connection with the Registration Statement on Form F-10 of New Found Gold Corp. (the “Registration Statement”), I, David M. Robson, P.Eng. hereby consent to the references in the Registration Statement to my name and the amended and restated technical report entitled “Queensway Gold Project, Newfoundland and Labrador, Canada” with an effective date of March 18, 2025 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ David M. Robson
David M. Robson, P.Eng.